Exhibit 15.1

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

Finnovate is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The unaudited pro forma combined balance sheet as of December 31, 2024 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the year ended June 30, 2024, and for the six months ended December 31, 2024, gives pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented. The pro forma financial information is presented based on Scage’s financial statements. As the business combination will be treated as a reverse merger, Scage has been determined to be the “acquiror” with its financial statements as of and for the six months end of December 31, 2024 as well as its financial statements for the year ended June 30, 2024. See “Accounting for the Transactions”.

This information should be read together with Scage’s and Finnovate’s audited financial statements and related notes, “Scage’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Finnovate’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this report.

The unaudited pro forma combined balance sheet as of December 31, 2024 has been prepared using the following:

●	Scage’s historical consolidated balance sheet as of December 31, 2024, as included elsewhere in this report, and

●	Finnovate’s historical balance sheet as of December 31, 2024 as included elsewhere in this report.

The unaudited pro forma combined statements of operations for the six months ended December 31, 2024 and for the year ended June 30, 2024 have been prepared using the following:

●	Scage’s historical consolidated statements of operations for the six months ended December 31, 2024, and for the fiscal year ended June 30, 2024, as included elsewhere in this report, and

●	Finnovate’s historical statements of operations for the six months ended December 31, 2024 was prepared by subtracting historical statements of operations for the six months ended June 30, 2024 from historical statements of operations for the year ended December 31, 2024. Finnovate’s historical statements of operations for the twelve months ended June 30, 2024 was prepared by adding historical statements of operations for the six months ended June 30, 2024 to historical statements of operations for the year ended December 31, 2023, and subtracting historical statements of operations for the six months ended June 30, 2023. Finnovate’s historical statement of operations for the years ended December 31, 2024 and 2023 are included elsewhere in this report. Finnovate’s historical statements of operations for the six months ended June 30, 2024 and 2023 are not included elsewhere in this report.

Description of the Transactions

On August 21, 2023, Finnovate Acquisition Corp, a Cayman Islands business company (“Finnovate” or the “Purchaser”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Scage International Limited, an exempted company incorporated in the Cayman Islands (“Scage” or the “Company”), Scage Future, an exempted company incorporated with limited liability in the Cayman Islands (“PubCo”), Hero 1, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of PubCo (“Merger Sub I”), and Hero 2, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of PubCo (“Merger Sub II”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of PubCo and the outstanding Company Securities being converted into the right to receive PubCo Securities; (b) on the Closing Date and immediately following the First Merger, and as part of the same overall transaction as the First Merger, Second Merger Sub will merge with and into the Purchaser (the “Second Merger”, and together with the First Merger, the “Mergers”), with the Purchaser surviving the Second Merger as a wholly-owned subsidiary of PubCo and the outstanding Purchaser Securities being converted into the right to receive PubCo Securities.

Under the Business Combination Agreement, the Aggregate Merger Consideration Amount to be paid to the shareholders of Scage is (a) Eight hundred million U.S. Dollars (US$800,000,000) minus (b) if Closing Net Debt is a positive number, the amount of Closing Net Debt, plus (c) if Closing Net Debt is a negative number, the absolute value of the amount of Closing Net Debt. The Aggregate Merger Consideration will be paid entirely in shares, comprised of newly issued ordinary shares of the PubCo, including those represented by PubCo ADSs.

As a result of the Mergers, (a) on the Closing Date and immediately prior to the First Merger Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled in exchange for the right to receive a number of validly issued, fully paid and non-assessable Company Ordinary Shares at the then effective conversion rate as calculated pursuant to the then effective amended and restated articles of associations of the Company (the “Conversion”); (b) each Company Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall, as of the First Merger Effective Time, be cancelled by virtue of the First Merger and converted into the right to receive 100% of such number of PubCo Ordinary Shares equal to the Exchange Ratio in the form of PubCo ADSs; (c) any Company Convertible Security, to the extent then outstanding and unexercised immediately prior to the First Merger Effective Time, shall automatically, without any action on the part of the holder thereof, be assumed by the PubCo and converted into a convertible security of PubCo, subject to the same terms and conditions as were applicable to the corresponding former Company Convertible Securities immediately prior to the First Merger Effective Time, taking into account any changes thereto by reason of the Agreement or the Transactions; (d) each ordinary share of the Purchaser that is issued and outstanding immediately prior to the Effective Time other than those held by the Insiders shall be cancelled and converted automatically into the right to receive one PubCo ADS; and (e) each ordinary share of the Purchaser that is issued and outstanding immediately prior to the Effective Time held by the Insiders shall be cancelled and converted automatically into the right to receive one PubCo Ordinary Share. Each outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one PubCo Public Warrant and one PubCo Private Warrant, respectively.

The following table presents the shares outstanding upon the Closing:

	Shares outstanding
	Ownersihp in shares	Ownership %

Finnovate shares held by public shareholders[1]	99,085	0.1%
Finnovate shares held by Founders	4,312,500	6.0%
Finnovate shares held by EBC	150,000	0.2%
Shares issued to a capital market advisor	200,000	0.3%
Shares issued to Scage shareholders in Business Combination[2]	67,482,407	93.4%
Total PubCo shares outstanding	72,243,992	100.0%

1.	99,085 Finnovate shares held by public shareholders remained after the redemption of 766,207 shares in June 2025.

2.	Scage International had entered into two subscription agreements with a single investor on August 23, 2024 and October 20, 2024, respectively. Pursuant to the subscription agreements, the investor subscribed for an aggregate of 3,442,342 ordinary shares of Scage International for an aggregate purchase price of $20 million. If the subscribed for 3,442,342 ordinary shares of Scage International were to be converted at the Exchange Ratio, they would convert into 1,666,405 ordinary shares of PubCo. Such shares are included in the 67,482,407 shares issued to Scage shareholders in the Business Combination.

Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Finnovate will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Scage shareholders expecting to have a majority of the voting power of the combined company, Scage comprising the ongoing operations of the combined entity, Scage comprising a majority of the governing body of the combined company, and Scage’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Scage issuing shares for the net assets of Finnovate, accompanied by a recapitalization. The net assets of Finnovate will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Scage.

Scage has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

●	Scage’s stockholders will have the majority voting interest in PubCo under both the no redemption and Contractual Maximum Redemption scenarios;

●	The PubCo Board will be composed of directors appointed by Scage;

●	Scage’s senior management will be the senior management of PubCo;

●	The business of Scage will comprise the ongoing operations of PubCo; and

●	Scage is the larger entity, in terms of substantive assets.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that depict the accounting for the transaction (“Transaction Accounting Adjustments”). The pro forma financial information does not give effect to any anticipated synergies and dis-synergies identified by management (“Management’s Adjustments”) in the business combination and the management elected not to present any Management’s Adjustments. The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, SEC Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Business.”

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Scage and Finnovate have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to PubCo, First Merger Sub and Second Merger Sub, and accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are approximately 67,482,407 Ordinary Shares of PubCo to be issued to the Sellers in the form of PubCo ADSs, such amount calculated using Scage’s aggregate ordinary shares issued and outstanding on an as-converted basis as of June 30, 2024 (but excluding ordinary shares to be issued upon the conversion of convertible debts) times Exchange Ratio. Exchange Ratio (approximately 0.4841 as calculated below) represents the quotient obtained by dividing (i) the Company Merger Shares (approximately 67,848,091 shares as calculated below) as of the First Merger Effective Time divided by (ii) the aggregate number of, without duplication, Company Ordinary Shares that are (i) issued and outstanding, and (ii) issuable directly or indirectly upon, or subject to, the conversion, exercise or settlement of any Company Preferred Shares and Company Convertible Securities (including Scage’s 104,766,463 ordinary shares issued and outstanding as of June 30, 2024, Scage’s 3,442,342 ordinary shares issuable upon the receipt of investment in November 2024, Scage’s 31,191,586 convertible redeemable preferred shares issued and outstanding as of June 30, 2024, and 755,383 ordinary shares issuable upon the conversion of an outstanding convertible debt as of June 30, 2024. Company Merger Shares refer to a number of PubCo Ordinary Shares in the form of PubCo ADSs equal to the quotient determined by dividing (i) the Aggregate Merger Consideration Amount (the total Merger Consideration Amount of $800,000,000 minus the Closing Net Debt of $7,534,292 of Scage) by (ii) Per Share Price (the Redemption Price of approximately $11.68 per share). Per Share Price means the Redemption Price, which shall be no less than the par value of Purchaser Ordinary Shares.

Upon the completion of the Business Combination, prior to giving effect to any warrant exercises and assuming automatic conversion of rights into ordinary shares, no conversion of outstanding convertible bonds of Scage International and no exercise of Finnovate Warrants or PubCo Warrants, Finnovate Public Shareholders, the Sponsor and its distributees and other Initial Shareholders, Scage International’s shareholders, and other Investors will own approximately 0.1%, 6.0%, 93.7%, and 0.2% of the outstanding shares of PubCo, respectively, such percentages calculated assuming that Scage International’s shareholders and their affiliates receive approximately 67,482,407 Ordinary Shares of PubCo in the form of PubCo ADSs, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF December 31, 2024

	Historical				Actual Redemption
	FinnovateA		ScageB		Transaction accounting adjustments		Pro Forma Balance Sheet
ASSETS
Current assets
Cash	$769		$667,389		$10,541,146	(1)	$75,230
	—		—		(1,800,000)	(2)	—
	—		—		(9,334,074)	(10)	—
	—		—		316,520	(7)	—
	—		—		(316,520)	(8)	—
Accounts receivables, net	—		6,071,596		—		6,071,596
Prepaid expenses and other current assets, net	24,030		3,732,395	(14)	(316,520)	(7)	3,439,905
Inventories, net	—		1,510,581		—		1,510,581
Amount due from a related party	—		44,969		(44,969)	(9)	—
Total Current Assets	24,799		12,026,930		(954,417)		11,097,312

Non-current assets:
Investment held in Trust Account	10,208,877		—		332,269	(1)	—
	—		—		(10,541,146)	(1)	—
Property and equipment, net	—		876,183		—		876,183
Right-of-use asset, net	—		204,062		—		204,062
Long-term investment	—		20,000,000		—		20,000,000
Deferred offering costs	—		653,894		(653,894)	(2)	—
Other non-current assets	—		30,585		—		30,585
Total Non-current Assets	10,208,877		21,764,724		(10,862,771)		21,110,830
Total Assets	10,233,676		33,791,654		(11,817,188)		32,208,142

LIABILITIES
Current liabilities
Short-term borrowings	—		7,397,970		—		7,397,970
Accounts payable	—		5,985,593		—		5,985,593
Contract liabilities	—		576,459		—		576,459
Convertible bonds, current	—		869,261		—		869,261
Extension note payable	1,368,264		—		217,289	(1)	—
	—		—		(1,585,553)	(2)	—
Accrued expenses and other payables	2,138,556		3,977,268		1,811,770	(2)	7,927,594
Operating lease liabilities, current	—		220,201		—		220,201
Amounts due to related parties	83,600		339,354		400,000	(5)	822,954
Working capital loan – related party	1,204,630	(14)	—		—		1,204,630
Promissory note payable to Scage	316,520		—		(316,520)	(8)	—
Total Current Liabilities	5,111,570		19,366,106		526,986		25,004,662
Long-term borrowings	—		2,000,000		—		2,000,000
Total Liabilities	5,111,570		21,366,106		526,986		27,004,662

Commitments and Contingencies
Mezzanine equity	—		19,394,325		(19,394,325)	(4)	—
Redeemable non-controlling interests	—		4,564,821		—		4,564,821
Class A Ordinary Shares subject to possible redemption, 865,292 shares at redemption value of $11.80 at December 31, 2024	10,208,877		—		(874,803)	(3)	—
					(9,334,074)	(10)

	Historical		Actual Redemption
	FinnovateA	ScageB	Transaction accounting adjustments		Pro Forma Balance Sheet
SHAREHOLDERS’ (DEFICIT)/EQUITY
Ordinary shares (par value of $0.00001 per share; 4,968,808,414 shares authorized as of December 31, 2024; 108,208,805 issued and outstanding as of December 31, 2024)	—	1,082	6,142	(4)	7,224
Preference Shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—	—		—
Class A ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 4,462,499 shares issued and outstanding (excluding 865,292 subject to possible redemption) at December 31, 2024	446	—	(446)	(4)	—
Class B Ordinary Shares, $0.0001 par value, 50,000,000 shares authorized, 1 issued and outstanding shares	—	—	—		—
Additional paid-in capital	—	18,478,632	(2,517,143)	(2)	31,252,684
	—	—	874,803	(3)	—
	—	—	14,301,412	(4)	—
	—	—	114,980	(6)	—
Accumulated deficit	(5,087,217)	(31,220,141)	(162,968)	(2)	(31,828,078)
	—	—	5,087,217	(4)	—
	—	—	(400,000)	(5)	—
	—	—	114,980	(1)	—
	—	—	(114,980)	(6)	—
	—	—	(44,969)	(9)	—
Accumulated other comprehensive income	—	1,468,757	—		1,468,757
Non-controlling interests	—	(261,928)	—		(261,928)
Total Shareholders’ (Deficit) Equity	(5,086,771)	(11,533,598)	17,259,028		638,659
Total liabilities, ordinary shares subject to possible redemption and shareholders’ (deficit) equity	10,233,676	33,791,654	(11,817,188)		32,208,142

Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustment to the unaudited pro forma condensed combined balance sheet consists of the following:

(A)	Derived from the audited balance sheet of Finnovate as of December 31, 2024.
(B)	Derived from the unaudited balance sheet of Scage as of December 31, 2024.
(1)	Reflects the release of cash from investment held in the Trust Account as of June 27, 2025, including trust account balance of US$10,208,877 as of December 31, 2024, interest income US$114,980 earned from January 1, 2025 to May 31, 2025, and extension payments of US$217,289 deposited into the trust account.
(2)	Reflects future payment of US$3.6 million ($1.8 million in cash and $1.8 million will be recorded as Accrual expenses and other payables) upon consummation of Business Combination and reduction of deferred offering costs of US$653,894, which was already reflected on Scage’s historical balance sheet. Future payments include transaction costs of US$0.4 million ($0.2 million to be expensed and $0.2 million to be capitalized) and US$3.3 million to be paid by Scage and Finnovate, respectively, in relation to the Business Combination and Private Placement, including advisory, banking, printing, legal and accounting services).

US$3.3 million transaction costs to be paid by Finnovate mainly includes (i) US$1,368,264 of extension note payable that already are reflected on Finnovate’s historical balance sheet (US$1.1 million of extension note payable from June 2023 Promissory Note, US$225,000 of extension note payable from May 2024 Promissory Note and US$43,264 of extension note payable from November 2024 Promissory Note); (ii) transaction fees that have not been reflected on Finnovate’s historical balance sheet (US$3.3 million of transaction expenses to be paid relates to de-spac process, the remaining US$217,289 (“November 2024 Promissory Note”) deposited to the Trust Account since January 2025 to May 2025. As of December 31, 2024, the Sponsor has deposited US$1.1 million from June 2023 Note, US$225,000 from May 2024 Promissory Note and US$260,553 from November 2024 Promissory Note into the Trust Account and recorded as Extension Note Payable. The remaining US$0.1 million from the June 2023 Note will not be withdrawn.

As a result of a capital reorganization, transaction costs that are directly relating to the Business Combination will offset additional-paid-in capital and the remaining transaction costs will be adjusted to accumulated deficit.

(3)	Reflects Finnovate shares previously subject to redemption for cash amounting to US$874,803 are transferred to shareholders’ equity.
(4)	In the reverse merger, the historical equity of Finnovate will be eliminated and is the equivalent of Scage issuing shares for the net assets of Finnovate, accompanied by a recapitalization. Upon Closing, all Finnovate’s ordinary shares and issued and outstanding held by the Insiders prior to the Closing, will be cancelled and converted automatically into PubCo’s ordinary shares, and Finnovate’s ordinary shares issued and outstanding other than those held by the Insiders and Scage’s shares, including all Scage’s ordinary shares issued and outstanding and shares potentially converted from convertible redeemable preferred shares and convertible debt, shall also be cancelled and converted into PubCo ADSs. Scage is considered the predecessor entity to PubCo and its share capital will represent that of PubCo after the business combination. The adjustment (4) reflects (i) recapitalization of Scage through the issuance of Finnovate shares and eliminating Finnovate historical accumulated deficit; and (ii) the contribution of all the share capital in Scage to Finnovate.
(5)	Reflects recognition of payble to a financial consultant, 3A Partners, upon Closing. According to the service agreement (amended in October 2024) with the financial consultant, upon the Closing, Finnovate shall pay to the financial consultant a fee in cash equal to 0.05% of the implied enterprise value of the target company, or $400,000 provided for in the Transaction immediately prior to the closing of the Transaction. With consent by the financial consultant, all or any portion of the Fee may be payable in newly-issued of its ordinary shares at redemption price.
(6)	Reflects the reclassification of interest income of US$114,980 earned from January 1, 2025 to May 30, 2025 from Finnovate’s retained earnings to PubCo’s additional paid-in capital. The same as the settlement of Finnovate’s historical retained earnings as of June 30, 2024 in Adjustment (4).
(7)	Reflects the retrieval of the promissory note upon the consummation of the Business Combination. On January 26, 2024, Finnovate issued a promissory note with the principal of up to US$1.5 million to Scage (“January 2024 Note”). No interest shall be accrued on the unpaid principal amount of this note. The principal balance of this note shall be due and payable in cash on the earlier of (a) the consummation of business combination and (b) the date of the liquidation of Finnovate. Scage recorded it as a promissory note receivable, which will be settled upon the consummation of business combination. Upon closing, the impact resulting from the promissory note receivable is net cash inflow of US$0.2 million.
(8)	Refers to Adjustment (7).
(9)	Reflects the combination of Scage Future’s financial statement and the elimination of intercompany balance between Scage Future and Scage International Limited. As of December 31, 2024, Scage Future recorded accumulated deficit and amount due to Scage International Limited of $44,969, which will be eliminated with amount due from Scage Future recorded by Scage International Limited upon closing.
(10)	Reflects the payments for subsequent redemption in June 2025 of 766,207 shares with the consideration of $9,334,074.
(11)	Reflects the retrieval of the promissory note upon the consummation of the Business Combination. On January 26, 2024, Finnovate issued a promissory note with the principal of up to US$1.5 million to Scage (“January 2024 Note”). No interest shall be accrued on the unpaid principal amount of this note. The principal balance of this note shall be due and payable in cash on the earlier of (a) the consummation of business combination and (b) the date of the liquidation of Finnovate. Upon lending US$0.2 million as of June 30, 2024 and US$106,520 subsequently as of October 31, 2024, Scage recorded it as a promissory note receivable, which will be settled upon the consummation of business combination. Upon closing, the impact resulting from the promissory note receivable is net cash inflow of US$0.2 million.
(14)	Scage’s receivables from third parties within Prepaid expenses and other current assets, net consist of multiple non-interest bearing loans to a couple of third parties (“the Borrowers”), who are business partners of 3A Partners Limited, an affiliate of a consultant of Finnovate. The Borrowers utilized the funds from Scage to provide financial support to Sunorange. Finnovate’s Working capital loan—related party to Sunorange represents the borrowing from Sunorange and was used to pay fees for the business combination. The balances are not offset as there is no intention among the involved parties for such an action. Instead, the parties involved will fulfill their respective obligations through direct repayment as stipulated in the corresponding agreements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2024

	Historical		Actual Redemption
	FinnovateA	ScageB	Transaction accounting adjustments		Pro Forma Income Statement
Revenues	$—	$7,147,668	$—		$7,147,668
Cost of sales	—	(7,868,925)	—		(7,868,925)
General and administrative expenses	(845,127)	(2,144,780)	—		(2,989,907)
Research and development expenses		(843,083)	—		(843,083)
Selling expenses	—	(202,659)	—		(202,659)
Total operating losses	(845,127)	(3,911,779)	—		(4,756,906)

Other income (expense):
Other income	—	38,848	—		38,848
Financial income/(expense), net	137	(140,601)	—		(140,464)
Interest earned on investment held in Trust Account	437,028	—	(437,028)	(1)	—
Total other (loss)/income, net	437,165	(101,753)	(437,028)		(101,616)
Loss before provision for income taxes	(407,962)	(4,013,532)	(437,028)		(4,858,522)
Income tax benefit	—	—	—		—
Net loss	(407,962)	(4,013,532)	(437,028)		(4,858,522)
Less: Net loss contributed to noncontrolling interests	—	(62,324)	—		(62,324)
Less: Net loss attributable to redeemable non-controlling interests	—	(409)	—		(409)
Net loss contributed to shareholders	(407,962)	(3,950,799)	(437,028)		(4,795,789)
Accretion of convertible redeemable preferred shares	—	—	—		—
Accretion of redeemable non-controlling interest	—	—	—		—
Net income/(loss) attributable to ordinary shareholders	(407,962)	(3,950,799)	(437,028)		(4,795,789)

Weighted average shares outstanding of ordinary shares	—	105,556,509	(33,312,517)	(2)	72,243,992
Weighted average shares outstanding of redeemable ordinary shares	1,354,154		(1,354,154)		—
Basic and diluted loss per ordinary share	$(0.07)	(0.04)	—		$(0.07)
Weighted average shares outstanding of non-redeemable ordinary shares	4,462,500
Basic and diluted loss per ordinary share	$(0.07)

Unaudited Pro Forma Condensed combined Statement of Operations Adjustments

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(A)	Derived from Finnovate’s unaudited condensed statement of operations for the six months ended June 30, 2024 and 2023, and audited statement of operations for the year ended December 31, 2024.
(B)	Derived from Scage’s unaudited statement of operations for the six months ended December 31, 2024.
(1)	Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.
(2)	The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial business combination occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2024

	Historical		Actual Redemption
	FinnovateA	ScageB	Transaction accounting adjustments		Pro Forma Income Statement
Revenues	$—	$6,111,141	$—		$6,111,141
Formation and operating costs	—	(5,574,685)	—		(5,574,685)
Impairment of long-lived assets	—	(200,841)	—		(200,841)
General and administrative expenses	(1,923,964)	(3,863,434)	(4,371,792)	(3)	(10,159,190)
Research and development expenses		(1,698,494)	—		(1,698,494)
Selling expenses	—	(648,301)	—		(648,301)
Total operating losses	(1,923,964)	(5,874,614)	(4,371,792)		(12,170,370)

Other income (expense):
Other income	—	263,685	—		263,685
Financial income/(expense), net	491	(369,847)	—		(369,356)
Interest earned on investment held in Trust Account	2,204,499	—	(2,204,499)	(1)	—
Total other (loss)/income, net	2,204,990	(106,162)	(2,204,499)		(105,671)
Income/(Loss) before provision for income taxes	281,026	(5,980,776)	(6,576,291)		(12,276,041)
Income tax benefit	—	—	—		—
Net income/(loss)	281,026	(5,980,776)	(6,576,291)		(12,276,041)
Less: Net loss contributed to noncontrolling interests	—	(158,597)	—		(158,597)
Less: Net loss attributable to redeemable non-controlling interests	—	(7,738)	—		(7,738)
Net income/(loss) contributed to shareholders	281,026	(5,814,441)	(6,576,291)		(12,109,706)
Accretion of convertible redeemable preferred shares	—	—	—		—
Accretion of redeemable non-controlling interest	—	(1,851,388)	—		(1,851,388)
Net income/(loss) attributable to ordinary shareholders	281,026	(7,665,829)	(6,576,291)		(13,961,094)

Weighted average shares outstanding of ordinary shares	—	104,766,463	(32,522,471)	(2)	72,243,992
Weighted average shares outstanding of redeemable ordinary shares	4,245,962		(4,245,962)		—
Basic and diluted earnings/(loss) per ordinary share	$0.03	(0.07)	—		$(0.19)
Weighted average shares outstanding of non-redeemable ordinary shares	4,462,500
Basic and diluted earnings per ordinary share	$0.03

Notes and adjustment to Unaudited Pro Forma Condensed combined Statement of Operations

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

(A)	Derived from Finnovate’s unaudited condensed statement of operations for the six months ended June 30, 2024 and 2023, and audited statement of operations for the year ended December 31, 2023.
(B)	Derived from Scage’s audited statement of operations for the year ended June 30, 2024.
(1)	Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.
(2)	The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial business combination occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.
(3)	To reflect Finnovate’s transaction costs to be incurred of $4.4 million (including $3.8 million transaction expenses to be incurred/paid and $400,000 to be paid to a financial consultant (Adjustment 2 and Adjustment 4 of unaudited pro forma condensed balance sheet)) and Scage’s transaction costs of $0.2 million that are not directly and incremental to the Business Combination and should be expensed.